EXHIBIT 4.37



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                                 CNOOC LIMITED

              (Incorporated in Hong Kong with limited liability)


                              SHARE OPTION SCHEME

                 (Adopted by shareholders on 31 December 2005)



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1.     DEFINITIONS AND INTERPRETATION

1.1 In this Scheme each of the following words and expressions shall, unless the context requires otherwise, have the following meaning:

       "Adoption                Date" means the date of adoption of the Scheme
                                by the Shareholders;

       "Associate"              has the meaning ascribed thereto under the
                                Listing Rules;

       "Auditors"               means the auditors for the time being of the
                                Company;

       "Board" means the board of Directors or a duly authorised committee thereof;

       "business                day" means a day on which the Stock Exchange
                                is open for the business of dealing in
                                securities;

       "Company"                means CNOOC Limited, a company incorporated in
                                Hong Kong with limited liability under the Companies Ordinance;

       "Connected Person"       has the meaning ascribed thereto under the
                                Listing Rules;

       "Director"               means any director (including independent
                                non-executive director) of the Company for the time being;

       "Eligible                Person" means any director or employee of the
                                Group and any other 17.03(2) person (including a consultant or adviser) who in the sole discretion of the Board has contributed or will contribute to the Group

       "Grantee"                means any Eligible Person who accepts an Offer
                                in accordance with the terms of the Scheme or (where the context so permits) any person entitled to exercise any Option in consequence of the death of the original



                                Exhibit 4.37-1

                                Grantee;

       "Group"                  means the Company and its Subsidiaries;

       "Hong                    Kong" means the Hong Kong Special
                                Administrative Region of the People's Republic of China;

       "Listco Connected        means any director, the chief executive or any
       Person"                  Substantial Shareholder of the Company;

       "Listing                 means the listing sub-committee of the board of
       Committee"               directors of the Stock Exchange;

       "Listing Rules"          means the Rules  Governing  the Listing of
                                Securities on the Stock Exchange from time to time;

       "Offer" means an offer of the grant of an Option made in accordance with paragraph 4;

       "Offer Date"             means the date on which an Offer is made to an
                                Eligible Person, which must be a business day;

       "Option" means a right to subscribe for Shares pursuant to the Scheme;

       "Option Period"          means a period to be determined and notified
                                by the Board 17.03(5) to the Grantee during which the Option may be exercised and in any event shall be not more than 10 years commencing on the date on which the Offer in relation to such Option is deemed to have been accepted in accordance with paragraph 4.3 and expiring on the last day of such 10-year period subject to the provisions for early termination contained in paragraph 7;

       "Option Price"           means the amount of HK$1.00 payable for each
                                acceptance of 17.03(8) grant of Option(s);

       "Remuneration            means the remuneration committee of the board
       Committee"               of Directors or a duly authorised sub-committee
                                thereof;

       "Scheme" means this share option scheme in its present or any amended form;

       "Scheme Mandate Limit"   has the meaning ascribed thereto in paragraph
                                8.2;

       "Shareholders"           means the holders of Shares;

       "Shares" means fully paid ordinary shares of HK$0.02 each in the capital of the Company (or, if there has been a consolidation, reduction, re-classification, sub-division or reconstruction of the share capital of the Company, shares forming part of the equity share capital of the Company of such revised amount as shall result from such sub-division, consolidation, reduction, re-



                                Exhibit 4.37-2
                                classification or reconstruction of such ordinary shares from time to time);

       "Stock Exchange"         means The Stock Exchange of Hong Kong Limited;

       "Subscription            Price" means the price at which each Share
                                subject to an Option may be subscribed on the exercise of that Option, subject to paragraphs
                                5 and 10;

       "Subsidiary"             means a subsidiary (within the meaning of
                                Section 2 of the Companies Ordinance, Chapter
                                32 of the Laws of Hong Kong) for the time being of the Company;

       "Substantial             has the meaning ascribed thereto under the
       Shareholder"             Listing  Rules; and

       "HK$" means Hong Kong dollars, the lawful currency for the time being of Hong Kong.

1.2    In this Scheme, unless the context otherwise requires:

       1.2.1 paragraph headings are inserted for convenience only and do not affect its interpretation;

       1.2.2    words in the singular include the plural and vice versa;

       1.2.3 words denoting the masculine gender include the feminine gender; and

       1.2.4 a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

2.     CONDITIONS

2.1    The Scheme is conditional on:

       2.1.1 the passing of the necessary resolution to adopt the Scheme by the Shareholders in general meeting; and

       2.1.2 the Listing Committee granting approval of the listing of and permission to deal in any Shares which may fall to be issued pursuant to the exercise of any such Option.

2.2 If either of the conditions set out in paragraph 2.1 is not satisfied on or before the expiry of two months after the Adoption Date:

       2.2.1    the Scheme shall immediately determine;

       2.2.2 any Option granted or agreed to be granted pursuant to the Scheme and any Offer of such a grant shall be of no effect;

       2.2.3 no person shall be entitled to any rights or benefits or be under any obligations under or in respect of the Scheme or any Option; and

       2.2.4 any amount(s) paid by any Grantee(s) in respect of the Option Price shall be refunded (without interest) by the Company.



                                Exhibit 4.37-3

3.     PURPOSE, DURATION AND ADMINISTRATION

3.1 The purpose of the Scheme is to provide incentive and/or reward to Eligible Persons for their contribution to, and continuing efforts to promote the interests of, the Company.

3.2 Subject to paragraph 15, the Scheme shall be valid and effective for a period of 10 years commencing on the Adoption Date, after which period no further Option shall be granted. Subject to the above, in all other respects, in particular, in respect of Options remaining outstanding on the expiration of the 10-year period referred to in this paragraph, the provisions of the Scheme shall remain in full force and effect.

3.3 The Scheme shall be subject to the administration of the Remuneration Committee whose decision (save as otherwise provided herein) shall be final and binding on all parties subject to the prior receipt of a statement in writing from the Auditors or the independent financial adviser if and as required by paragraph 10.

4.     GRANT OF OPTIONS

4.1 Subject to the terms of the Scheme (and in particular paragraphs 4.4, 4.5, 4.6 and 8), the Board shall be entitled at any time within the period of 10 years after the Adoption Date to make an Offer to any Eligible Person as the Board may in its absolute discretion select to subscribe for such number of Shares as the Board may determine at the Subscription Price. The Board may in its absolute discretion specify such conditions as it thinks fit when making an Offer to an Eligible Person (including, without limitation, as to any performance criteria which must be satisfied by the Eligible Person and/or the Company and/or its Subsidiaries, and any minimum period for which an Option must be held, before an Option may be exercised, if any), provided that such conditions shall not be inconsistent with any other terms and conditions of the Scheme.

4.2    Each Offer shall be in writing and shall:

4.2.1    state the date of issue of the Offer;

       4.2.2 specify a date, being a date not later than 21 days after (i) the date on which the Offer was issued, or (ii) the date on which the conditions (if any) for the Offer are satisfied, by which the Eligible Person must accept the Offer or be deemed to have declined it;

       4.2.3 state the method for accepting the Offer and that an acceptance of the Offer must be accompanied by payment of the Option Price;

       4.2.4 state that the Option Price is not refundable (except in the case of paragraphs 2.2.4 and 4.9) and shall not in any circumstances be, or be deemed to be, a part payment of the Subscription Price;

       4.2.5 specify the maximum number of Shares to which the Offer relates;

       4.2.6    specify the Subscription Price;

       4.2.7 specify the Option Period, and the date or dates during the Option Period upon which the Option shall first become exercisable;

       4.2.8 specify any other conditions which must be satisfied before the Option may be exercised;



                                Exhibit 4.37-4

       4.2.9 require the Eligible Person to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme; and

       4.2.10 subject to the above, be made in such form as the Board may from time to time prescribe.

4.3 No Offer shall be made to, and no Option shall be capable of acceptance by, any Eligible Person during any period specified in Listing Rule
       17.05. An Offer shall be deemed to have been accepted and the Option to which the Offer relates shall be deemed to have been granted and to have taken effect when the Company receives the duplicate of the offer letter comprising acceptance of the Offer duly signed by the Grantee with the number of Shares in respect of which the Offer is accepted clearly stated therein, together with a remittance of the Option Price to the Company. Any Offer may be accepted in respect of all or less than the number of Shares in respect of which it is offered provided that it is accepted in respect of a board lot for dealing in Shares on the Stock Exchange or an integral number thereof. To the extent that an Offer is not accepted within the time stated in the Offer for that purpose, it shall be deemed to have been irrevocably declined.

4.4 The provisions of paragraphs 4.5 to 4.8 and 5.1 shall be subject to any waiver or ruling granted by the Stock Exchange, and may be amended by the Board to reflect any amendments made by the Stock Exchange after the Adoption Date to the relevant provisions of the Listing Rules which these paragraphs have been drafted to reflect as at the Adoption Date. For the purpose of calculating the limit in paragraphs 4.5 and 4.7, Options that have already lapsed in accordance with paragraph 7 shall not be counted. For the purposes of paragraphs 4.5 and 4.7, "Relevant Shares" means Shares issued and to be issued upon exercise of all Options granted and to be granted (including exercised, cancelled and outstanding Options) to the relevant grantee in the 12-month period up to and including the Offer Date of the relevant Option referred to in paragraph 4.5 or 4.7 (as the case may be).

4.5 Subject to paragraph 4.6, no Option shall be granted to any Eligible Person ("Relevant Eligible Person" for the purposes of this paragraph) if, at the time of grant, the number of Relevant Shares would exceed 1% of the total number of Shares in issue, unless:

       4.5.1 such grant has been duly approved, in the manner prescribed by the relevant provisions of Chapter 17 of the Listing Rules, by resolution of the Shareholders in general meeting, at which the Relevant Eligible Person and his Associates abstained from voting;

       4.5.2 a circular regarding the grant has been despatched to the Shareholders in a manner complying with, and containing the information specified in, the relevant provisions of Chapter 17 of the Listing Rules; and

       4.5.3 the number and terms (including the Subscription Price) of such Option are fixed before the general meeting of the Company at which the same are approved.

4.6 Where an Option is to be granted to a Listco Connected Person (or its Associate), the grant shall not be valid unless it has been approved by the independent non-executive Directors, excluding any independent non-executive Director who is a prospective Grantee of the Option.

4.7 Where an Option is to be granted to a Substantial Shareholder or an independent non-executive Director (or any of their respective Associates), and the grant will result in the number and value of the Relevant Shares exceeding:

       4.7.1 0.1% of the total number of Shares in issue at the relevant time of grant; and



                                Exhibit 4.37-5

       4.7.2 an aggregate value (based on the closing price of the Shares on the Stock Exchange on the date of each grant) of HK$5 million,

         such grant shall not be valid unless:

       4.7.3 a circular containing the details of the grant has been despatched to the Shareholders in a manner complying with, and containing the matters specified in, the relevant provisions of Chapter 17 of the Listing Rules (including, in particular, a recommendation from the independent non-executive Directors (excluding the independent non-executive Director who is the prospective Grantee of the Option) to the independent Shareholders as to voting); and

       4.7.4 the grant has been approved by the Shareholders in general meeting (taken on a poll), at which all Connected Persons must abstain from voting in favour of the relevant resolution granting the approval.

4.8 Where any change is to be made to the terms of any Option granted to a Substantial Shareholder or an independent non-executive Director (or any of their respective Associates) and:

       4.8.1    such grant has been approved in accordance with paragraph 4.7;
                or

       4.8.2 (where the grant was not subject to paragraph 4.7) as a result of such proposed change the grant would come to be subject to paragraph 4.7,

       such change shall not be valid unless:

       4.8.3 a circular regarding the change has been despatched to the Shareholders in a manner complying with, and containing the matters specified in, the relevant provisions of Chapter 17 of the Listing Rules (including, in particular, a recommendation from the independent non-executive Directors (excluding the independent non-executive Director who is the prospective Grantee of the Option) to the independent Shareholders as to voting); and

       4.8.4 the change has been approved by the Shareholders in general meeting (taken on a poll), at which all Connected Persons abstained from voting in favour of the relevant resolution granting the approval.

4.9 In the cases referred to in paragraphs 4.5 to 4.8, where an Option has not been approved by the Shareholders in general meeting or by the independent non-executive Directors (as the case may be), the Option Price paid by a prospective grantee relating to such Option shall be refunded (without interest) by the Company.

5.     SUBSCRIPTION PRICE

5.1 Subject to paragraphs 5.2, 5.3 and 10, the Subscription Price shall be a price determined by the Board and notified to an Eligible Person and shall be at least the higher of:

       5.1.1 the closing price of the Shares as stated in the Stock Exchange's daily quotations sheet on the Offer Date, which must be a business day;

       5.1.2 the average of the closing price of the Shares as stated in the Stock Exchange's daily quotation sheets for the five business days immediately preceding the Offer Date; and

       5.1.3    the nominal value of a Share.



                                Exhibit 4.37-6

5.2 Where an Option is to be granted under paragraphs 4.5 or 4.7, for the purposes of paragraphs 5.1.1 and 5.1.2 the date of the Board meeting at which the grant was proposed shall be taken to be the Offer Date for such Option, and the provisions of paragraph 5.1 shall apply mutatis mutandis.

6.     EXERCISE OF OPTION

6.1 An Option shall be personal to the Grantee and shall not be assignable nor transferable, and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (whether legal or beneficial) in favour of any third party over or in relation to any Option.

6.2 An Option may be exercised in whole or in part by the Grantee (or his personal representatives) before its expiry giving notice in writing to the Company stating that the Option is to be exercised and the number of Shares in respect of which it is exercised. Such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given, except where the Grantee sells Shares of the Company in order to partly or wholly fund the Subscription Price, and the Grantee is subject to a minimum shareholding requirement, that part of the Subscription Price to be funded from the proceeds of such sale shall be paid within [5] days of the allotment of Shares to the Grantee.

       Within 30 days after receipt of the notice and (where appropriate) receipt of the independent financial adviser's or the Auditors' certificate under paragraph 10, the Company shall issue and allot the relevant Shares to the Grantee (or his personal representatives) credited as fully paid and issue to the Grantee (or his personal representatives) a share certificate in respect of the Shares so issued and allotted.

6.3 Subject to the terms of grant of any Option and the provisions of paragraph 9, an Option may be exercised by the Grantee (or his personal representatives) at any time during the Option Period and in accordance with the vesting schedule and other terms specified in the relevant Offer, provided that:

       6.3.1 subject to paragraphs 6.3.2 and 7.1.5, where the holder of an outstanding Option ceases to be an Eligible Person for any reason, the Option may be exercised within three months of the date of cessation. The date of such cessation shall be (i) if he is an employee of the Group, his last actual working day at his work place with the Group whether salary is paid in lieu of notice or not; or (ii) if he is not an employee of the Group, the date on which the relationship constituting him an Eligible Person ceases;

       6.3.2 where the Grantee of an outstanding Option dies before exercising the Option in full or at all, the Option may be exercised up to the entitlement of such Grantee or, if appropriate, an election made pursuant to paragraph 6.3.3,
                6.3.4 or 6.3.5 by his or her personal representatives within 12 months of the date of death;

       6.3.3 if a general offer by way of a take-over is made to all the Shareholders (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becomes or is declared unconditional, the Company shall give notice thereof to the Grantee and the Grantee (or his personal representatives) may by notice in writing to the Company within 30 days after such offer becoming or being declared unconditional exercise the Option to its full extent or to the extent specified in such notice;

       6.3.4 if a general offer by way of a scheme of arrangement is made to all the Shareholders and the scheme has been approved by the necessary number of Shareholders at the



                                Exhibit 4.37-7
                requisite meetings, the Company shall give notice thereof to the Grantee and the Grantee (or his personal representatives) may thereafter (but before such time as shall be notified by the Company) by notice in writing to the Company exercise the Option to its full extent or to the extent specified in such notice; and

       6.3.5 in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Grantees (together with a notice of the existence of the provisions of this paragraph) and thereupon, each Grantee (or his or her personal representatives) shall be entitled to exercise all or any of his Options at any time not later than 5 business days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than three business days immediately prior to the date of the proposed general meeting referred to above, issue and allot the relevant Shares to the Grantee credited as fully paid.

6.4 The Shares to be issued and allotted upon the exercise of an Option shall be subject to the Company's constitutional documents for the time being in force and shall rank pari passu in all respects with the fully-paid Shares in issue as at the date of allotment and will entitle the holders to participate in all dividends or other distributions declared or recommended or resolved to be paid or made in respect of a record date falling on or after the date of allotment. Prior to the Grantee being registered on the register of members of the Company the Grantee shall not have any voting rights, or rights to participate in any dividends or distributions of any rights arising on a liquidation of the Company, in respect of the Shares to be issued upon the exercise of the Option.

7.     LAPSE OF OPTION

7.1 The right to exercise an Option (to the extent not already exercised) shall terminate immediately upon the earliest of:

       7.1.1    the expiry of the Option Period;

       7.1.2 the expiry of any of the periods referred to in paragraphs 6.3.1, 6.3.2 or 6.3.3;

       7.1.3 subject to the scheme of arrangement becoming effective, the expiry of the period referred to in paragraph 6.3.4;

       7.1.4 subject to paragraph 6.3.5, the date of the commencement of the winding-up of the Company;

       7.1.5 the date on which the Grantee ceases to be an Eligible Person by reason of summary dismissal for misconduct or other breach of the terms of his employment or other contract or arrangement constituting him an Eligible Person, or the date on which he begins to appear to be unable to pay or has no reasonable prospect of being able to pay his debts or has become insolvent or has made any arrangements or composition with his or her creditors generally or on which he has been convicted of any criminal offence involving his or her integrity or honesty. A resolution of the Board to the effect that the employment or other relevant contract or arrangement of a Grantee has or has not been terminated on one or more of the grounds specified in this paragraph 7.1.5 shall be conclusive; or



                                Exhibit 4.37-8

       7.1.6    the date on which the Grantee commits a breach of paragraph
                6.1.

8.     MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.1 The maximum number of Shares which may be issued upon the exercise of all outstanding options granted and yet to be exercised under the Scheme and any other schemes of the Company, must not, in aggregate, exceed 30% (or such other percentage as may be allowed under the Listing Rules) of the total number of Shares in issue from time to time.

8.2 Subject to paragraphs 8.1, 8.4 and 8.5, at the time of adoption by the Company of any new share option scheme (the "New Scheme"), the number of Shares which may be issued upon exercise of all options to be granted under the New Scheme and all schemes existing at such time (the "Existing Schemes") of the Company must not in aggregate exceed 10% of the total number of Shares in issue as at the date of Shareholders' approval of the New Scheme (the "Scheme Mandate Limit").

8.3 For the purposes of calculating the Scheme Mandate Limit under paragraph 8.2, Shares which are the subject matter of any options that have already lapsed in accordance with the terms of the relevant Existing Scheme(s) shall not be counted.

8.4 The Scheme Mandate Limit may be refreshed by ordinary resolution of the Shareholders in general meeting, provided that:

       8.4.1 the total number of Shares which may be issued upon exercise of all options to be granted under all Existing Schemes under the Scheme Mandate Limit as renewed shall not exceed 10% of the total number of Shares in issue as at the date of Shareholders' approval of the refreshing of the Scheme Mandate Limit; and

       8.4.2 options previously granted under the Existing Schemes (including options exercised, outstanding, cancelled, or lapsed in accordance with the relevant scheme rules) shall not be counted for the purpose of calculating the Scheme Mandate Limit as refreshed; and

       8.4.3 a circular regarding the proposed refreshing of the Scheme Mandate Limit has been despatched to the Shareholders in a manner complying with, and containing the matters specified in, Chapter 17 of the Listing Rules.

8.5 The Company may seek separate approval from the Shareholders in general meeting for granting options which will result in the Scheme Mandate Limit being exceeded, provided that:

       8.5.1 the grant is only to Eligible Persons specifically identified by the Company before the approval is sought; and

       8.5.2 a circular regarding the grant has been despatched to the Shareholders in a manner complying with, and containing the matters specified in, the relevant provisions of Chapter 17 of the Listing Rules.



                                Exhibit 4.37-9

9.     REDEMPTION OF OPTIONS AFTER EXERCISE

9.1 Notwithstanding any other provision of the Scheme, where a Grantee has given notice to exercise an Option, the Board shall be entitled at its discretion (which discretion may or may not be exercised on request from a Grantee) within 10 business days of receipt of such notice to cancel the exercised Option, either in whole or in part, by giving notice in writing to the Grantee whereupon the provisions of paragraph
       9.2 shall apply.

9.2 If any Option shall be cancelled pursuant to paragraph 9.1, the Grantee shall be entitled to receive a refund of the Subscription Price paid by the Grantee on exercise of such Option together with a payment in cash (calculated in accordance with the formula below) to compensate the Grantee for such cancellation, such refund and payment to be made within 10 business days of the Company giving notice of such cancellation. Once such refund and payment have been made by the Company, the Grantee shall have no other claim against the Company in connection with any Option so cancelled. The amount of payment shall be calculated by reference to the following formula:

       (A x B) - C

       where

       A is the number of Shares that would have been issued on exercise of the Option (the "Applicable Shares");

       B is the average closing price of the Shares as stated in the daily quotations sheets issued by the Stock Exchange for the five business days immediately preceding the date the Company receives notice of exercise of the Option; and

       C        is the aggregate Subscription Price for the Applicable Shares,

       provided that (i) if the same shall result in a negative figure there shall be no entitlement to any such payment and (ii) if the Subscription Price shall not be the same for all the Applicable Shares, separate calculations shall be made in respect of each portion of the Applicable Shares for which the Subscription Price shall be the same, as if such rights of cancellation had been exercised separately in respect of each such portion of Applicable Shares. Any payment made by the Company pursuant to the foregoing provisions shall be charged to its retained profits unless otherwise required to be accounted for in accordance with the generally accepted accounting principles which apply at the time of the relevant payment.

10.    REORGANISATION OF CAPITAL STRUCTURE

10.1 In the event of any alteration in the capital structure of the Company whilst any Option has been granted and remains exercisable, whether by way of capitalisation of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company, the Company shall make corresponding adjustments (if any) to:

       10.1.1 the number of Shares subject to the Options already granted so far as they remain exercisable; and/or

       10.1.2   the Subscription Price,

       provided that:

       10.1.3 no such adjustments shall be made in respect of an issue of securities by the Company as consideration in a transaction;



                               Exhibit 4.37-10

       10.1.4 any such adjustments must be made so that each Grantee is given the same proportion of the equity capital of the Company as that to which he was previously entitled;

       10.1.5 no such adjustments shall be made which would result in the Subscription Price for a Share being less than its nominal value, provided that in such circumstances the Subscription Price shall be reduced to the nominal value;

       10.1.6 any such adjustments, save those made on a capitalisation issue, shall be confirmed by an independent financial adviser or the Auditors in writing to the Directors as satisfying the requirements of paragraphs 10.1.4 and 10.1.5 above; and

       10.1.7 any such adjustments made pursuant to a subdivision or consolidation of share capital shall be made on the basis that the aggregate Subscription Price payable by a Grantee on the full exercise of any Option shall remain as nearly as possible the same (but shall not be greater than) as it was before such event.

10.2 If there has been any alteration in the capital structure of the Company as referred to in paragraph 10.1, the Company shall, upon receipt of a notice from a Grantee in accordance with paragraph 6.2, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made pursuant to the certificate of the independent financial adviser or the Auditors (as the case may be) obtained by the Company for such purpose or, if no such certificate has yet been obtained, inform the Grantee of such fact and instruct the independent financial adviser or the Auditors (as the case may be) as soon as practicable to issue a certificate in that regard in accordance with paragraph 10.1.

10.3 For the purposes of this paragraph, the independent financial adviser or the Auditors shall act as experts and not as arbitrators and their certification being final and binding on the Company and the Grantees. Their costs shall be borne by the Company.

11.    SHARE CAPITAL

       The exercise of any Option shall be subject to the Shareholders in general meeting approving any necessary increase in the authorised share capital of the Company. Subject to such approval, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

12.    DISPUTES

       Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price, or otherwise) shall be referred to the decision of the Remuneration Committee whose decision shall be final and binding.

13.    ALTERATION OF THE SCHEME

13.1 Those specific provisions of this Scheme which relate to the matters set out in Rule 17.03 of the Listing Rules shall not be altered to the advantage of Grantees or prospective Grantees except with the prior approval of the Shareholders in general meeting (with participants and their Associates abstaining from voting). No such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction in writing of such majority of the Grantees as would be required of the Shareholders under the constitutional documents for the time being of the Company for a variation of the rights attached to the Shares.



                               Exhibit 4.37-11

13.2 Any change to the authority of the Remuneration Committee in relation to any alteration to the terms of the Scheme shall not be valid unless approved by Shareholders in general meeting.

13.3 Any alterations to the provisions of the Scheme which are of a material nature, or any change to the terms of Options granted, must be approved by the Shareholders in general meeting, except where the alterations take effect automatically under the existing provisions of the Scheme.

13.4 The amended terms of the Scheme or the Options must comply with Chapter 17 of the Listing Rules.

14.    CANCELLATION OF OPTIONS GRANTED

14.1 The Company may cancel any Option granted but not exercised with the approval of the Grantee of such Option.

14.2 Options may be granted to an Eligible Person in place of his cancelled Options provided that there are available unissued Options (excluding the cancelled Options) within the Scheme Mandate Limit of the Scheme (or similar limit under any other scheme adopted by the Company) from time to time.

15.    CHANGE OF CONTROLLING INTERESTS

15.1 Subject to paragraph 6.3, in the event that there is a Change of Controlling Interest, all Options granted but not exercised shall become exercisable immediately (except for Options which have been granted less than 6 months from the date of the occurrence of the Change of Controlling Interest). Such Options may be exercised within 12 months from the date of the occurrence of the Change of Controlling Interest.

15.2 For the purposes of this paragraph, "Change of Controlling Interest" means the occurrence of any of the following:

       15.2.1 Any person, entity or body has acquired or held more than 30% (or the percentage of voting rights which will trigger an obligation to make a general offer, as stipulated in the Hong Kong Code on Takeovers) of:

                (A)  the issued Shares; or

                (B) the votes attached to all issued voting securities of the Company.

                For the purposes of this paragraph 15.1.1, however, the following shall not be regarded as "Change of Controlling Interest":

                (A)  the purchase is made by the Company; or

                (B) the purchase is made by an employee welfare program (or related trust fund) set up or supervised by the Company.

       15.2.2 The Company participates as a party in any reorganisation, merger or takeover which has been approved by all shareholders of the Company; and

       15.2.3   The Company is liquidated or reorganised.



                               Exhibit 4.37-12

16.    TERMINATION

16.1 The Company, by resolution in general meeting, or the Board, may at any time terminate the operation of the Scheme and in such event no further Option will be offered but in all other respects the provisions of the Scheme shall remain in full force and effect and Options granted prior to such termination shall continue to be valid and exercisable in accordance with the Scheme.

17.    GENERAL

17.1   Notwithstanding any provision of any other paragraph of the Scheme :

       17.1.1 the Scheme shall not form part of any contract of employment between the Company or any Subsidiary (as appropriate) and any Eligible Person; where an Eligible Person is an employee of the Company or any Subsidiary, the rights and obligations under the terms of his office or employment shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such an Eligible Person no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason; and

       17.1.2 the Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

17.2 The Company shall bear the costs of establishing and administering the Scheme.

17.3 A Grantee shall be entitled to receive copies of all notices and other documents sent by the Company to holders of Shares.

17.4 Any notice or other communication between the Company and a Grantee may be given by personal delivery, by prepaid post or by fax to, in the case of the Company, its principal place of business in Hong Kong at 65/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong or as otherwise notified to the Grantees from time to time and, in the case of the Grantee, his or her residential address as notified to the Company from time to time.

17.5 Any notice or other communication between the Company and a Grantee shall be deemed to have been received:

       17.5.1   in the case of delivery by hand, when delivered;

       17.5.2 in the case of prepaid post, on the second day following the day of posting; or

       17.5.3 in the case of a fax, on the date of transmission provided that the sender has a transmission report indicating that the fax was duly transmitted and received.

17.6 In the case of a notice served by the Company by post, in proving service it shall be sufficient to prove that the envelope containing the notice was properly addressed and stamped and was deposited in a post box or at the post office.

17.7 A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction other than Hong Kong (or the country of incorporation of the Company if the Company is incorporated outside of Hong Kong) in order to permit the grant or exercise of an Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in the Scheme. The



                               Exhibit 4.37-13

       Company shall not be responsible for the lapse of any Options granted to any Eligible Person by reason of the operation of paragraph 7.1.

17.8 The Remuneration Committee shall have the power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with the provisions of the Scheme. The Board shall also have the power to delegate its powers to grant Options to Eligible Persons and to determine the Subscription Price, to the Company's Chief Executive Officer or Chairman of the Board from time to time, subject to the requirements and restrictions set out in this Scheme and the Listing Rules.

17.9 The Scheme and all Options granted under the Scheme shall be governed by and construed in accordance with the laws of Hong Kong.



                               Exhibit 4.37-14